UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MOSYS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOSYS, INC.

2309 Bering Drive

San Jose, California 95131

Dear Stockholders:

As you are aware, the Special Meeting of Stockholders (the “Special Meeting”) of MoSys, Inc. (“we” or “our”), which was originally scheduled for November 23, 2021, will now be held on December 1, 2021 at 11:00 a.m., Pacific Time, via a live webcast by visiting www.virtualshareholdermeeting.com/MOSY2021SM. The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Special Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2021 (the “Proxy Statement”), and the additional definitive proxy information filed from time to time with the SEC (the “Additional Proxy Information”).

Reduced Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Special Meeting. On November 23, 2021, following the adjournment of the Special Meeting, our Board of Directors adopted resolutions to amend and restate our amended and restated bylaws (our “Bylaws”) to provide that the holders of at least one-third of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Reduced Quorum Requirement”), including at the Special Meeting. Our Bylaws previously provided that the holders of a majority of the shares entitled to vote, represented in person or by proxy, would constitute a quorum at all meetings of our stockholders for the transaction of business. We adopted the Reduced Quorum Requirement as the vast majority of our stockholders hold their shares in “street name” in brokerage accounts. This means brokers are responsible for voting the shares unless the underlying stockholder specifically provides instructions to their broker, and many brokers have put in place policies of not voting such shares on “discretionary” or “routine” matters, thus resulting in an inability of companies such as ours to achieve quorum. As a result, many of these shares remain unvoted.

As of November 23, 2021, we had approximately 37% of the shares represented by proxy, constituting a quorum pursuant to the Reduced Quorum Requirement. As a result, we will be able to hold our Special Meeting on December 1, 2021, and look forward to voting on each of the proposals brought before the Special Meeting.

Votes Needed to Hold the Special Meeting

Based on 8,685,635 shares of common stock outstanding as of the record date, 2,895,212 shares of common stock must be present at the Special Meeting, as adjourned, virtually or by proxy, for there to be a quorum. The 2,895,212 shares of common stock now required for there to be a quorum represents 1,447,606 fewer shares than prior to the effectiveness of the Reduced Quorum Requirement.

Impact on Proposals

The approval of each of Proposal 1 (the Arrangement Proposal), Proposal 3 (the Incentive Plan Proposal) and Proposal 4 (the Adjournment Proposal) each requires the affirmative vote of a majority of the outstanding shares of common stock present virtually or represented by proxy and entitled to vote on the proposal at the Special Meeting. As a result of the Reduced Quorum Requirement, fewer shares entitled to vote, represented in person virtually or by proxy will be required to constitute a quorum at the Special Meeting. This means that, if the number of shares represented at the Special Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares entitled to vote, the affirmative vote of fewer shares will be required to approve each of Proposal 1 (the Arrangement Proposal), Proposal 3 (the Incentive Plan Proposal) and Proposal 4 (the Adjournment Proposal) than if the Reduced Quorum Requirement had not been approved.

Additional Information

This letter should be read in conjunction with the Proxy Statement and the Additional Proxy Information, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read the Proxy Statement and the Additional Proxy Information, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker, or nominee.

We look forward to seeing you at the Special Meeting.

/s/ Daniel Lewis
Daniel Lewis
President and Chief Executive Officer

Dated: November 23, 2021